Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 77 to the registration statement on Form N-1A (“Registration Statement”) of our report dated November 21, 2016, relating to the financial statements and financial highlights which appears in the September 30, 2016 Annual Report to Shareholders of Loomis Sayles High Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 23, 2016